EXHIBIT 5
Schedule of Transactions in Shares
The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on October 16, 2019.

USA Technologies, Inc.

Trade Date	Transaction	Security	Quantity Bought (Sold)	Unit Cost(1)
9/19/2019	Buy to Cover	Call Option	12,500	$0.50
9/23/2019	Buy	Common Stock	143,200	$4.46(2)
9/24/2019	Buy	Common Stock	20,000	$4.40
9/25/2019	Buy	Common Stock	1,176,000	$4.43(3)
9/26/2019	Buy	Common Stock	605,000	$4.87(4)
10/14/2019	Buy	Common Stock	80,000	$6.70(5)
10/16/2019	Buy	Common Stock	165,000	$7.26(6)

(1) Excludes brokerage commissions and other costs of execution.
(2) The price reported is a weighted average price.  These Shares were bought in transactions at prices ranging from $4.37 to $4.50, inclusive.  Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares bought at each separate price within the range set forth in this footnote 2.
(3) The price reported is a weighted average price.  These Shares were bought in transactions at prices ranging from $4.14 to $5.10, inclusive.  Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares bought at each separate price within the range set forth in this footnote 3.
(4) The price reported is a weighted average price.  These Shares were bought in transactions at prices ranging from $4.50 to $5.15, inclusive.  Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares bought at each separate price within the range set forth in this footnote 4.
(5) The price reported is a weighted average price.  These Shares were bought in transactions at prices ranging from $6.58 to $7.00, inclusive.  Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares bought at each separate price within the range set forth in this footnote 5.
(6) The price reported is a weighted average price.  These Shares were bought in transactions at prices ranging from $7.25 to $7.30, inclusive.  Hudson Executive and the other Reporting Persons undertake to provide the Company, any security holder of the Company, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares bought at each separate price within the range set forth in this footnote 6.